      As filed with the Securities and Exchange Commission on November 16, 1998
                                                       Registration No. 333-
================================================================================
--------------------------------------------------------------------------------

                         SECURITIES AND EXCHANGE COMMISSION

                               WASHINGTON, D.C. 20549

                                --------------------

                                      FORM S-3

                               REGISTRATION STATEMENT

                          UNDER THE SECURITIES ACT OF 1933

                                --------------------

                                FAXSAV INCORPORATED

               (Exact name of Registrant as specified in its Charter)

                                --------------------


          DELAWARE                                           11-3025769
(State or other jurisdiction of                           (I.R.S. Employer
incorporation or organization)                         Identification Number)

                   399 THORNALL STREET, EDISON, NEW JERSEY 08837
                                   (732) 906-2000
                (Address, including zip code, and telephone number,
         including area code, of Registrant's principal executive offices)

                                --------------------

                                 THOMAS F. MURAWSKI

                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                FAXSAV INCORPORATED

                                399 THORNALL STREET

                              EDISON, NEW JERSEY 08837

                                   (732) 906-2000

             (Name, address, including zip code, and telephone number,

               including area code, of agent for service of process)

                                --------------------

                                     COPIES TO:

                             RICHARD R. PLUMRIDGE, ESQ.

                              BRIAN B. MARGOLIS, ESQ.

                          BROBECK, PHLEGER & HARRISON LLP

                             1633 BROADWAY, 47TH FLOOR

                              NEW YORK, NEW YORK 10019

                                   (212) 581-1600

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable on or after this Registration Statement is declared effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                                                   CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
TITLE OF SHARES TO BE                                PROPOSED MAXIMUM             PROPOSED MAXIMUM
     REGISTERED        AMOUNT TO BE REGISTERED  AGGREGATE PRICE PER UNIT(1)  AGGREGATE OFFERING PRICE(2)  AMOUNT OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01
par value............      375,000 Shares               $3.375                     $1,265,625.00                     $352
------------------------------------------------------------------------------------------------------------------------------------


(1) Based on the average high and low trading prices of the Common Stock, as reported on the Nasdaq National Market, on November 9, 1998.

(2) Estimated pursuant to Rule 457(c) solely for the purpose of computing the registration fee.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
================================================================================

PROSPECTUS


                                   375,000 SHARES
                                FAXSAV INCORPORATED
                                    COMMON STOCK

                                  ----------------

     This Prospectus relates to the public offering, which is not being underwritten, of up to 375,000 shares (the "Shares") of Common Stock of FaxSav Incorporated ("FaxSav") by AudioFAX IP LLC (AudioFAX") See "Selling Stockholder."

     AudioFAX may offer all or any portion of the Shares in one or more transactions on the Nasdaq National Market, or in private, negotiated transactions at whatever prices are current when particular sales take place or at other prices to which they agree. AudioFAX will pay any brokerage fees or commissions relating to the sales by them. See "Plan of Distribution." The registration of the Shares does not necessarily mean that AudioFAX will sell any of the Shares.

     We will not receive any of the proceeds of sales by AudioFAX. We are paying the costs of preparing and filing the Registration Statement of which this Prospectus is a part.

     Our Common Stock is traded on the Nasdaq National Market under the symbol "FAXX." On November 13, 1998, the last reported sales price of our Common Stock on the Nasdaq National Market was $3.75 per share.

                                  ----------------

THE SHARES OF COMMON STOCK OF FAXSAV OFFERED OR SOLD UNDER THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                                  ----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION; NOR HAVE THESE ORGANIZATIONS DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  ----------------

     We have not authorized any person to give you any supplemental information or make any representations for us. You should not rely upon any information about us that is not contained in this Prospectus or in our public reports filed with the Commission and incorporated into this Prospectus. Information contained in this Prospectus or in our public reports may become outdated. You should not assume that the information in this Prospectus is accurate or complete as of any date other than the date on the front of this Prospectus. This Prospectus shall not be considered an offer to sell or a solicitation of an offer to buy the Shares to any person or by anyone in any jurisdiction in which such offer or solicitation would be illegal.



                   The date of this Prospectus is November 16, 1998

                                  TABLE OF CONTENTS

                                                                            Page
                                                                            ----
AVAILABLE INFORMATION........................................................  2
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE............................  2
FORWARD-LOOKING INFORMATION..................................................  3
THE COMPANY..................................................................  3
RISK FACTORS.................................................................  4
USE OF PROCEEDS.............................................................. 11
SELLING STOCKHOLDER.......................................................... 12
PLAN OF DISTRIBUTION......................................................... 13
LEGAL MATTERS................................................................ 14
EXPERTS...................................................................... 14

                                AVAILABLE INFORMATION

     This Prospectus is part of a Registration Statement (the "Registration Statement") on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act") which we have filed with the Securities and Exchange Commission (the "Commission"). As permitted by the rules and regulations of the Commission, we have not included in this Prospectus certain information that can be found in the Registration Statement, including certain exhibits and
schedules.   Statements made in this Prospectus regarding the contents of any contract, agreement or other document are not necessarily complete. For any contract, agreement or other document filed as an exhibit to the Registration Statement, you should refer to the exhibit for a more complete description. Copies of the Registration Statement and its exhibits are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described below.

     We file reports, proxy and information statements and other information with the Commission, as required by the Securities Exchange Act of 1934, as
amended (the "Exchange Act").   You may read, or for a fee obtain a copy, of
such reports, proxy and information statements and other information at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington D.C. 20549, as well as at the Commission's Regional Offices at Seven World Trade Center, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain these materials from the Commission's Internet site on the world wide web at http://www.sec.gov. Our Common Stock is traded on the Nasdaq National Market, and therefore, you may read any material that we file at the Nasdaq National Market's offices located in Washington, D.C.

                  INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     We have filed the following documents with the Commission and we are incorporating those documents by reference in this Prospectus:

     (1) Our Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "1997 Form 10-K");

     (2) Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

     (3) Our Proxy Statement in connection with our Annual Meeting of the Stockholders held on May 28, 1998; and

     (4) Our Current Report on Form 8-K filed on September 23, 1998.

     All reports and other documents that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus, for so long as the Shares are being offered pursuant to this Prospectus, are to be incorporated by reference into this Prospectus. The reports and other documents incorporated by reference are considered part of this Prospectus, and the reports and other documents we file later with the Commission will automatically update and supercede the information contained in this Prospectus.

     We will provide free of charge to each person to whom this Prospectus is delivered, upon written or oral request by such person, a copy of any or all of the in information incorporated by reference in this Prospectus but not delivered with this Prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such document). Requests for such documents should be submitted in writing to Mr. Peter S. Macaluso, Vice President and Chief Financial Officer, FaxSav Incorporated, 399 Thornall Street, Edison, New Jersey 08837.

                             FORWARD-LOOKING INFORMATION

     This Prospectus includes "forward-looking statements" regarding future events or our future performance within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts included in this Prospectus or incorporated herein by reference regarding our financial position and business strategy may constitute forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can not guarantee that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from our expectations ("cautionary statements") are listed in this Prospectus, and they include the forward-looking statements under "risk factors." All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements.

                                     THE COMPANY

     FaxSav was incorporated in Delaware in November 1989 under the name Digitran Corporation and changed its name to FaxSav Incorporated in February 1996. Our executive offices are located at 399 Thornall Street, Edison, New Jersey 08837, and our telephone number is (732) 906-2000.

                                     RISK FACTORS

     INVESTING IN THE SHARES OF COMMON STOCK INVOLVES RISKS AND YOU SHOULD NOT INVEST UNLESS YOU CAN AFFORD TO LOSE THE ENTIRE AMOUNT OF YOUR INVESTMENT. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS AND OTHER INFORMATION IN THIS PROSPECTUS BEFORE PURCHASING ANY SHARES OF COMMON STOCK .

HISTORY OF OPERATING LOSSES; ACCUMULATED DEFICIT

     From our inception in 1989 through the nine month period ended September 30, 1998, we have experienced significant operating losses. We incurred operating losses of $4.1 million, $7.5 million and $7.1 million during the years ended December 31, 1995, 1996 and 1997, respectively, and $6.0 million during the nine months ended September 30, 1998. We currently anticipate that we will have additional operating losses as we attempt to expand our business and we may not have positive operating income in the future. As of September 30, 1998, we had an accumulated deficit of $38.1 million.

     Since inception, we have incurred substantial costs to develop and enhance our technology and to create, introduce and enhance our service and product offerings. We intend to continue these efforts and, in addition, to increase our marketing spending. We recently announced a new marketing campaign which will involve significant expenditures by us, including the hiring of an outside advertising agency. There can be no assurance that our new marketing campaign will be successful or that it will result in any increase in revenues.

     We generated net operating loss ("NOL") carryforwards for income tax purposes of approximately $30.0 million through December 31, 1997. These NOL carryforwards have been recorded as a deferred tax asset of approximately $9.5 million. Based upon our history of operating losses and other presently known factors, management has determined that it is more likely than not that we will be unable to generate sufficient taxable income prior to the expiration of these NOL carryforwards in order to receive the benefit of them and has accordingly reduced our deferred tax assets to zero with a full valuation allowance.

INTENSE COMPETITION

     The market for facsimile transmission services is intensely competitive and the industry is characterized by low barriers to entry. We expect that competition will intensify in the future. We believe that our ability to compete successfully will depend upon a number of factors, including market presence; the capacity, reliability and security of our network infrastructure; the pricing policies of our competitors and suppliers; the timing of introductions of new services and service enhancements by us and our competitors; and industry and general economic trends.

     Our current and future competitors generally fall into the following groups: (i) telecommunication companies, such as AT&T, MCI WorldCom, Sprint and the regional Bell operating companies, and telecommunications resellers; (ii) Internet service providers, such as Uunet Technologies, Inc., a subsidiary of MCI WorldCom, Inc., and NETCOM On-Line Communications Services, Inc., (iii) on-line services providers, such as Microsoft Corporation and America Online, Inc. and (iv) direct fax delivery competitors, including Xpedite Systems, Inc. and UNIFI Communications, Inc. Many of these competitors have greater market presence, engineering and marketing capabilities, and financial, technological and personnel resources than we do. As a result, they may be able to develop and expand their communications and network infrastructures more quickly, adapt more swiftly to new or emerging technologies and changes in customer requirements, take advantage of acquisition and other opportunities more readily, and devote greater resources to the marketing and sale of their products and services than we can. Further, the foundation of our telephony network infrastructure consists of the right to use the telecommunications lines of several of the above-mentioned long distance carriers, including MCI WorldCom. There can be no assurance that these companies will not discontinue or otherwise change their relationships with us in a manner that would have a material adverse effect upon our business, financial condition and results of operations. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their services to address the needs of our current and prospective customers. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. In addition to direct competitors, many of our larger potential customers may seek to internally fulfill their fax communication needs through the deployment of their own computerized fax communications systems or network infrastructures for intra-company faxing. Increased competition is likely to result in price reductions and could result in reduced gross margins and erosion of our market share, any of which would have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that we will be able to compete successfully against current or future competitors or that competitive pressures will not have a material adverse effect on our business, financial condition and results of operations.

     On August 7, 1997, the Federal Communications Commission (the "FCC") issued new rules which may significantly reduce the cost of international calls originating in the United States. The five-year phase-in period began on January 1, 1998. To the extent that these new regulations are implemented and result in reductions in the cost of international calls originating in the United States, we will face increased competition for our international fax services which may have a material adverse effect on our business, financial condition or results of operations.

POSSIBLE DELISTING FROM NASDAQ

     Our Common Stock is currently traded on the Nasdaq National Market ("Nasdaq"). In order to continue to trade on Nasdaq, Nasdaq generally requires, among other things, that we maintain at least $4.0 million in net tangible assets. In the past, we have not been in compliance with this requirement. We believe that we are currently in compliance with Nasdaq's requirements.
However, if in the future we are unable to satisfy Nasdaq's requirements, our securities may be delisted from Nasdaq. There can be no assurance that our Common Stock will not be delisted, which would materially affect your ability to buy or sell shares of our Common Stock.

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FINANCING; DILUTION

     We believe that our current cash and cash equivalents will be sufficient to meet our presently anticipated cash needs for working capital and our capital expenditure requirements through September 30, 1999. However, our cash requirements may vary materially from those now planned as a result of unforeseen changes that could consume a significant portion of our available resources before such time. To the extent that funds expected to be generated from our operations are insufficient to meet current or planned operating requirements or to maintain a Nasdaq listing, we will seek to obtain additional funds through bank facilities, equity or debt financing, collaborative or other arrangements with corporate partners and others and from other sources. See "-- Possible Delisting from Nasdaq." Additional funding may not be available when needed or on terms acceptable to us, which could have a material adverse effect on our business, financial condition and results of operations. If adequate funds are not available, we may be required to delay or to eliminate certain expenditures or to license to third parties the rights to commercialize technologies that we would otherwise seek to develop ourselves. In addition, in the event that we obtain any additional funding, such financings may have a dilutive effect on the holders of our securities.

LIMITED PROTECTION OF INTELLECTUAL PROPERTY RIGHTS; RISK OF THIRD PARTY CLAIMS OF INFRINGEMENT

     Our success is dependent upon our proprietary technology. We rely primarily on a combination of contract, copyright and trademark law, trade secrets, confidentiality agreements and contractual provisions to protect our proprietary rights. We were granted a patent related to our faxSAV Connector and have a patent application pending for our "e-mail Stamps" security technology incorporated into our faxMailer service. There can be no assurance that a patent will issue from such application or that present or future patents will provide sufficient protection to our present or future technologies, services and processes. In addition, there can be no assurance that others will not independently develop substantially equivalent proprietary information or obtain access to our know-how. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our services or to obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. There can be no assurance that the steps taken by us to protect our proprietary rights will be adequate or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technologies.

     There can be no assurance that other third parties will not assert infringement claims against us in the future. Patents have been granted recently on fundamental technologies in the communications and desktop software areas, and patents may issue which relate to fundamental technologies incorporated in our services. As patent applications in the United States are not publicly disclosed until the patent issues, applications may have been filed which, if issued as patents, could relate to our services. We could incur substantial costs and diversion of management resources with respect to the defense of any claims that we have infringed upon the proprietary rights of others, which costs and diversion could have a material adverse effect on our business, financial condition and results of operations. Furthermore, parties making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief, which could effectively block our ability to license and sell our services in the United States or abroad. Any such judgment could have a material adverse effect on our business, financial condition and results of operations. In the event a claim relating to proprietary technology or information is asserted against us, we may seek licenses to such intellectual property. There can be no assurance, however, that licenses could be obtained on terms acceptable to us, or at all. The failure to obtain any necessary licenses or other rights could have a material adverse effect on our business, financial condition and results of operations.

QUARTERLY FLUCTUATIONS; POSSIBLE VOLATILITY OF STOCK PRICE

     We may experience significant quarter to quarter fluctuations in our results of operations, which may result in volatility in the price of our Common Stock. Quarterly results of operations may fluctuate as a result of a variety of factors, including demand for our services, the introduction of new services and service enhancements by us or our competitors, market acceptance of new services, the mix of revenues between Internet-based versus telephony-based deliveries, the timing of significant marketing programs, the number and timing of the hiring of additional personnel, competitive conditions in the industry and general economic conditions. Our revenues are difficult to forecast. Shortfalls in revenues may adversely and disproportionately affect our results of operations because a high percentage of our operating expenses are relatively fixed, and planned expenditures, such as the anticipated expansion of our Internet infrastructure, are based primarily on sales forecasts. In addition, the stock market in general has experienced extreme price and volume fluctuations, which have affected the market price of securities of many companies in the telecommunications and technology industries and which may have been unrelated to the operating performance of such companies. These market fluctuations may adversely affect the market price of our Common Stock. Accordingly, we believe that period to period comparisons of results of operations are not necessarily meaningful and should not be relied upon as an indication of future results of operations. There can be no assurance that we will be profitable in any future quarter. Due to the foregoing factors, it is likely that in one or more future quarters our operating results will be below the expectations of public market analysts and investors. Such an event would have a material adverse effect on the price of our Common Stock.

DEPENDENCE ON NETWORK INFRASTRUCTURE; NO ASSURANCE OF ADDITIONAL
INTERNET-CAPABLE NODE DEPLOYMENT

     Our future success will depend in part upon the capacity, reliability and security of our network infrastructure and in part upon our ability to expand the deployment of an international network of Internet-capable facsimile nodes. We must continue to expand and adapt our network infrastructure as the number of customers and the volume of traffic they wish to transmit increases. The expansion and adaptation of our network infrastructure will require substantial financial, operational and management resources. There can be no assurance that we will be able to expand or adapt our network infrastructure to meet any additional demand on a timely basis, at a commercially reasonable cost, or at all. In addition, there can be no assurance that we will be able to deploy additional contemplated Internet-capable facsimile nodes on a timely basis, at a commercially reasonable cost, or at all. Any failure to expand our network infrastructure on a timely basis, to adapt it to changing customer requirements or evolving industry standards or to complete the development of the contemplated Internet-capable facsimile node infrastructure on a timely basis would have a material adverse effect on our business, financial condition and results of operations. Further, there can be no assurance that we will be able to satisfy the regulatory requirements in each of the countries currently targeted for node deployment, which may prevent us from installing Internet-capable facsimile nodes in such countries and may have a material adverse effect on our business, operating results and financial condition.

DEPENDENCE ON THE INTERNET AS A LOW-COST FACSIMILE TRANSMISSION MEDIUM; NO ASSURANCE OF INCREASED MARKET ACCEPTANCE

     We believe that our future success will depend in part upon our ability to significantly expand our base of Internet-capable nodes and route more of our customers' traffic through the Internet. Our success is therefore largely dependent upon the viability of the Internet as a medium for the transmission of documents. There can be no assurance that document transmission over the Internet will continue to be reliable or that Internet capacity constraints will not develop which inhibit efficient document transmission. We access the Internet from our Internet-capable nodes by dedicated connection to third party internet service providers. We pay fixed monthly fees for such Internet access, regardless of our usage or the volume of our customers' traffic. There can be no assurance that the current pricing structure for access to and use of the Internet will not change unfavorably. If material capacity constraints develop on the Internet or the current Internet pricing structure changes unfavorably, our business, financial condition and results of operations would be materially and adversely affected. In addition, our future success is dependent upon the increased acceptance by potential customers of the Internet as the preferred medium for transmission of documents. There can be no assurance that such market acceptance shall continue to increase. Lack of increased market acceptance would materially and adversely affect our business, financial condition and results of operations.

NO ASSURANCE OF SUCCESSFUL MANAGEMENT OF GROWTH

     We have rapidly and significantly expanded our operations and anticipate that significant expansion will continue to be required in order to address potential market opportunities. There can be no assurance that such expansion will be successfully completed or that it will generate sufficient revenues to cover our expenses. Our inability to promptly address and respond to these circumstances could have a material adverse effect on our business, financial condition and results of operations.

RAPID INDUSTRY CHANGE

     The telecommunications industry in general, and the facsimile transmission business in particular, are characterized by rapid and continuous technological change. Future technological advances in the telecommunications industry may result in the availability of new services or products that could compete with the facsimile transmission services we provide or reduce the cost of existing products or services, any of which could enable our existing or potential customers to fulfill their fax communications needs more cost efficiently. There can be no assurance that we will be successful in developing and introducing new services that meet changing customer needs and respond to technological changes or evolving industry standards in a timely manner, if at all, or that services or technologies developed by others will not render our services noncompetitive. Our inability to respond to changing market conditions, technological developments, evolving industry standards or changing customer requirements, or the development of competing technology or products that render our services noncompetitive would have a material adverse effect on our business, financial condition and results of operations.

RISK OF SYSTEM FAILURE; SECURITY RISKS

     Our operations are dependent on our ability to protect our network from interruption by damage from fire, earthquake, power loss, telecommunications failure, unauthorized entry, computer viruses or other events beyond our control. Most of our current computer hardware and switching equipment, including our processing equipment, is currently located at three sites. There can be no assurance that our existing and planned precautions of backup systems, regular data backups and other procedures will be adequate to prevent significant damage, system failure or data loss. Despite the implementation of security measures, our infrastructure may also be vulnerable to computer viruses, hackers or similar disruptive problems caused by our customers or other Internet users. Persistent problems continue to affect public and private data networks, including computer break-ins and the misappropriation of confidential information. Such computer break-ins and other disruptions may jeopardize the security of information stored in and transmitted through the computer systems of the individuals, businesses and financial institutions utilizing our services. This may result in significant liability to us and also may deter potential customers from using our services. Any damage, failure or security breach that causes interruptions or data loss in our operations or in the computer systems of our customers could have a material adverse effect on our business, financial condition and results of operations.

DEPENDENCE UPON SUPPLIERS; SOLE AND LIMITED SOURCES OF SUPPLY

     We rely on third parties to supply key components of our network infrastructure, including long distance telecommunications services and telecommunications node equipment, many of which are available only from sole or limited sources. MCI WorldCom is our primary provider of long distance telecommunications services. We have from time-to-time experienced partial interruptions of service from our telecommunications carriers which have temporarily prevented customers in limited geographical areas from reaching the FaxSav network. There can be no assurance that we will not experience partial or complete service interruptions in the future. There can be no assurance that MCI WorldCom and our other telecommunications providers will continue to provide long distance services to us at attractive rates, or at all, or that we will be able to obtain such services in the future from these or other long distance providers on the scale and within the time frames required by us. Any failure to obtain such services on a timely basis at an affordable cost, or any significant delays or interruptions of service from such carriers, would have a material adverse effect on our business, financial condition and results of operations.

     All of the faxboards used in our telecommunications nodes are supplied by Brooktrout Technology, Inc. ("Brooktrout"). We purchase Brooktrout faxboards on a non-exclusive basis pursuant to purchase orders placed from time-to-time, carry a limited inventory of faxboards and have no guaranteed supply arrangement with Brooktrout. In addition to faxboards, many of the routers, switches and other hardware components used in our network infrastructure are supplied by sole or limited sources on a non-exclusive, purchase order basis. There can be no assurance that Brooktrout or our other suppliers will not enter into exclusive arrangements with our competitors, or cease selling these components to us at commercially reasonable prices, or at all. The anticipated expansion of our network infrastructure is expected to place a significant demand on our suppliers, some of which have limited resources and production capacity. In addition, certain of our suppliers, in turn, rely on sole or limited sources of supply for components included in their products. Should our suppliers fail to adjust to meet such increasing demand, they may be unable to continue to supply components and products in the quantities and quality and at the times required by us, or at all. Our inability to obtain sufficient quantities of sole or limited source components or to develop alternative sources if required could result in delays and increased costs in the expansion of our network infrastructure or in our inability to properly maintain the existing network infrastructure, which would have a material adverse effect on our business, financial condition and results of operations.

RISK OF SOFTWARE DEFECTS OR DEVELOPMENT DELAYS

     Software-based services and equipment, such as our faxSAV for Internet suite of services and the faxSAV Connector, may contain undetected errors or failures when introduced or when new versions are released. There can be no assurance that, despite testing by us and by current and potential customers, errors will not be found in such software or other releases after commencement of commercial shipments, or that we will not experience development delays, resulting in delays in the shipment of software and a loss of or delay in market acceptance, any of which could have a material adverse effect on our business, financial condition and results of operations.

DEPENDENCE ON KEY PERSONNEL

     Our future performance depends in significant part upon the continued service of our key technical, sales and senior management personnel, none of whom is bound by an employment agreement. Competition for such personnel is intense, and there can be no assurance that we can retain our key technical, sales and managerial employees or that we can attract, assimilate or retain other highly qualified technical, sales and managerial personnel in the future.

RELIANCE ON INTERNATIONAL STRATEGIC ALLIANCES; RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

     We have established and intend to expand an international customer base by forming strategic sales and marketing alliances with foreign Internet service providers, telecommunications companies and resellers. There can be no assurance that we will be able to establish additional strategic alliances or to maintain such strategic alliances. Our success in expanding our international customer base depends not only on the formation of additional strategic alliances but also on the success of these partners and their ability to market our services. The failure to maintain such strategic alliances or the failure of these partners to successfully develop and sustain a market for our services will have a material adverse effect on our ability to expand our international customer base, which could have a material adverse effect on our business, financial condition and results of operations.

     In 1997, we derived approximately $2.3 million, or 13.2% of our total revenues, from customers outside of the United States. We expect that such revenues will represent an increasing percentage of our total revenues in the future. Risks inherent in our international business activities generally include foreign currency exchange risk, unexpected changes in regulatory requirements, tariffs and other trade barriers, costs of localizing products for foreign countries, lack of acceptance of localized products in foreign markets, longer accounts receivable payment cycles, difficulties in managing international operations, potentially adverse tax consequences, and the burdens of complying with a wide variety of foreign laws. There can be no assurance that such factors will not have a material adverse effect on our future international revenues and, consequently, on our business, financial condition and results of operations.

YEAR 2000 COMPLIANCE

     Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, in less than fourteen months, computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements or risk system failure or miscalculations causing disruptions of normal business activities.

STATE OF READINESS. We have conducted a study of the Year 2000 readiness of our information technology ("IT") systems, including our computing and networking systems, and our non-IT systems. Our study consisted of (i) contacting third-party vendors and licensors of material hardware, software and services that are both directly and indirectly related to the delivery of the our faxSAV for internet suite of services and the faxSAV Connector; (ii) contacting vendors of material non-IT systems; (iii) assessment of repair or replacement requirements; and (iv) repair or replacement. We intend to conduct a test our IT systems to verify the results of our study prior to the Year 2000. We have been informed by many of our vendors of material hardware and software components of our IT systems that the products that we use are currently Year 2000 compliant. The computing systems that provide application layer services (i.e., FaxSav customer services) within the FaxSav network are based upon some variant of the Unix operating system, which adequately represents dates beyond the year 2000. Many of the computing systems that support the internal operations of our business have the similar capacity to represent dates beyond the Year 2000. In addition, for all of our internal accounting applications, we have purchased new accounting system software that the manufacturer specifies as Year 2000 compliant. We will require vendors of our other material hardware and software components of our IT systems to provide assurances of their Year 2000 compliance, and we plan to complete this process during the first half of 1999. We will also seek assurances of Year 2000 compliance from providers of our material non-IT systems.

COSTS. To date, the we have not incurred any material expenditures in connection with identifying or evaluating Year 2000 compliance issues. Most of our expenses have related to, and are expected to continue to relate to, the operating costs associated with time spent by employees in the evaluation process and Year 2000 compliance matters generally. Our expected costs to implement the new accounting software mentioned above is approximately $.2 million.

RISKS. We are not currently aware of any Year 2000 compliance problems relating to the faxSAV for internet suite of services, the faxSAV Connector or our other IT or non-IT systems that would have a material adverse effect on our business, financial condition and results of operations, without taking into account our
efforts to avoid or fix such problems.   There can be no assurance that our
software contains all necessary date code changes or that all problems can be identified by our study and subsequent testing. Compliance with Year 2000 requirements may disrupt our ability to continue to developing and marketing facsimile transmission products and services. The failure to adequately address Year 2000 compliance issues in our products, services, and in our IT and non-IT systems could result in claims of mismanagement, misrepresentation or breach of contract and related litigation, which could be costly and time-consuming to defend.

     In addition, there can be no assurance that governmental agencies, utility companies, Internet access companies, third-party service providers and others outside of our control will be Year 2000 compliant. The failure by such entities to be Year 2000 compliant could result in a systemic failure beyond our control, such as a prolonged Internet, telecommunications or electrical failure, which could also prevent us from delivering services to our customers, which could have a material adverse effect on our business, financial condition and results of operations.

     CONTINGENCY PLAN. As discussed above, we intend to conduct a further tests of our Year 2000 compliance to confirm the results of our study, and have not yet developed any contingency plans. The results of our tests and the responses received from third-party vendors and service providers will be taken into account in determining the nature and extent of any contingency plans.

GOVERNMENT REGULATION

     We are subject to regulation by various state public service and public utility commissions and by various international regulatory authorities. We are licensed by the FCC as an authorized telecommunications company and our classified as a "non-dominant interexchange carrier." Generally, the FCC has chosen not to exercise its statutory power to closely regulate the charges or practices of non-dominant carriers. Nevertheless, the FCC acts upon complaints against such carriers for failure to comply with statutory obligations or with the FCC's rules, regulations and policies. The FCC also has the power to impose more stringent regulatory requirements on us and to change our regulatory classification. There can be no assurance that the FCC will not change our regulatory classification or otherwise subject us to more burdensome regulatory requirements.

     In connection with the deployment of Internet-capable nodes in countries throughout the world, we are required to satisfy a variety of foreign regulatory requirements. We intend to explore and seek to comply with these requirements on a country-by-country basis as the deployment of Internet-capable facsimile nodes continues. There can be no assurance that we will be able to satisfy the regulatory requirements in each of the countries currently targeted for node deployment, and the failure to satisfy such requirements may prevent us from installing Internet-capable facsimile nodes in such countries. The failure to deploy a number of such nodes could have a material adverse effect on our business, operating results and financial condition.

     Our nodes and FAXLAUNCHER service utilize encryption technology in connection with the routing of customer documents through the Internet. The export of such encryption technology is regulated by the United States government. We have the authority to export such encryption technology except to Cuba, Iran, Iraq, Libya, North Korea and Rwanda. Nevertheless, there can be no assurance that such authority will not be revoked or modified at any time for any particular jurisdiction or in general. In addition, there can be no assurance that such export controls, either in their current form or as may be subsequently enacted, will not limit our ability to distribute our services outside of the United States or electronically. While we take precautions against unlawful exportation of our software, the global nature of the Internet makes it virtually impossible to effectively control the distribution of our services. Moreover, future Federal or state legislation or regulation may further limit levels of encryption or authentication technology. Any such export restrictions, the unlawful exportation of our services, or new legislation or regulation could have a material adverse effect on our business, financial condition and results of operations.

SHARES ELIGIBLE FOR FUTURE SALE; EFFECT ON ABILITY TO RAISE CAPITAL

     The market price of our Common Stock could drop as a result of sales of substantial amounts of Common Stock in the public market following this Offering, or the perception that such sales could occur. In addition to the Shares being sold pursuant to this Registration Statement, another Registration Statement is in effect covering the sale of up to 2,000,000 Shares of our Common Stock. Such a price drop may make it more difficult for us to raise the capital necessary to fund our future operations by selling Common Stock. As of November 6, 1998, without taking into account shares of Common Stock issued upon exercise of stock options, warrants or other rights to acquire Common Stock after such date, we had outstanding 13,153,892 shares of Common Stock. The Shares and substantially all of the shares of Common Stock already outstanding will be freely tradeable in the public market without restriction under the Securities Act, except that any shares held by our "affiliates", as such term is defined in Rule 144(a) under the Securities Act ("Affiliates"), may generally only be sold in compliance with the applicable provisions of Rule 144 of the Securities Act. In general, under Rule 144 an Affiliate is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of our Common Stock (approximately 131,539 shares) or the average weekly trading volume in our Common Stock on Nasdaq during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Sales under Rule 144 are also subject to certain provisions relating to the manner and notice of sale and the availability of current public information about us. Additional shares of Common Stock, including shares issuable upon exercise of options, warrants and other rights to acquire Common Stock, will also become eligible for sale in the public market from time to time in the future. Furthermore, certain holders of Common Stock have the right to cause us to register their shares under the Securities Act in the future. We are required to bear the expenses of all such required registrations (except underwriting discounts and commissions). We are required to use our best efforts to effect such registrations, subject to certain conditions and limitations.

ANTITAKEOVER CONSIDERATIONS

     Our Sixth Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") authorizes the Board of Directors to issue, without stockholder approval, up to 1,000,000 shares of Preferred Stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of Common Stock. The Certificate of Incorporation also provides for staggered terms for the members of the Board of Directors. In addition, we will be subject to the provisions of
Section 203 of the Delaware General Corporation Law, which will generally prohibit us from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The foregoing and other provisions of the Certificate of Incorporation and our By-laws, as amended (the "By-laws") and the application of Section 203 of the Delaware General Corporation Law could have the effect of deterring certain takeovers or delaying or preventing certain changes in our control or management, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.

NO DIVIDENDS

     We have never paid any cash dividends on our Common Stock and do not intend to pay any cash dividends in the foreseeable future.

                                   USE OF PROCEEDS

     We will not receive any proceeds from the sale of the Shares. All proceeds will be received by AudioFAX. See "Selling Stockholders."

                                 SELLING STOCKHOLDER

     The following table sets forth the number of shares of Common Stock beneficially owned by AudioFAX as of November 13, 1998. AudioFAX may offer from time to time the Shares registered in the Registration Statement of which this Prospectus is a part. See "Plan of Distribution."


                                                                            Beneficial Ownership
                                                                               After Offering*
                                                                           ----------------------
                                   Number of Shares    Number of Shares
                                  Beneficially Owned      Registered        Number
  Name of Selling Stockholder      Prior to Offering    for Sale Hereby    of Shares      Percent
--------------------------------  ------------------   ----------------    ---------      -------
AudioFAX IP LLC1.                       375,000             375,000            0           0.0%
                                        -------             -------            -           ----
     TOTAL                              375,000             375,000            0           0.0%
                                        =======             =======            =           ====


     *  Assumes that all of the Shares have been sold
     1 Includes 100,000 shares held for the benefit of AudioFAX pursuant to an escrow agreement (the "Escrow Agreement"), all or some of which may be distributed to AudioFAX under certain conditions . See "Plan of Distribution."

     Effective September 22, 1998, we settled outstanding litigation with AudioFAX. As part of the settlement, we received from AudioFAX a fully paid-up license to certain patents relating to store-and-forward technologies. Of the Shares being offered hereby, 275,000 were issued to directly to AudioFAX as a licensing fee and 100,000 are being held in escrow for the benefit of AudioFAX. Some or all of the 100,000 Shares held in escrow (along with certain additional other shares which are not covered by this Registration Statement or a certain amount of cash, at FaxSav's option) may be transferred as an additional license fee to AudioFAX. Such transfers depend on whether the market value of the 275,000 Shares issued to AudioFAX is less than $1.0 million as of one hundred and eighty days from the effective date of this Registration Statement. Additionally we agreed to pay costs of preparing and filing the Registration Statement of which this Prospectus is a part.

     We have agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep this Registration Statement effective until the earlier of: (a) two years from the effective date of this Registration Statement; or (b) the date on which all of the Shares (not including those Shares which are not transferred to AudioFAX pursuant to the Escrow Agreement) have been sold pursuant to the terms of this Prospectus.

                                 PLAN OF DISTRIBUTION

     Of the 375,000 Shares being registered pursuant to this Registration Statement, 275,000 Shares may be sold upon the effective date of this Registration Statement. However, for a period of one hundred and eighty days from the effective date of this Registration Statement, AudioFAX has agreed not to sell more than the greater of (a) 40,000 Shares, or (b) the number of Shares equal to ten percent (10%) of the prior weeks' total trading volume of our Common Stock on Nasdaq. Additionally during such period, AudioFAX has agreed to sell their shares only through nationally recognized broker-dealers registered with the National Association of Securities Dealers, Inc. The remaining 100,000
Shares are being held in escrow for the benefit of AudioFAX.   After one hundred
and eighty days following the effective date of this Registration Statement, some or all of the 100,000 Shares being held in escrow (along with certain additional other shares which are not covered by this Registration Statement or a certain amount of cash, at FaxSav's option) may be transferred as an additional license fee to AudioFAX. Such transfers depend on whether the market value of the 275,000 issued to AudioFAX is less than $1.0 million as of one hundred and eighty days from the effective date of this Registration Statement. Should the 100,000 Shares be released from escrow and transferred to AudioFAX, they will then be eligible for sale pursuant to this Registration Statement.

     AudioFAX may offer and sell the Shares from time to time in transactions on Nasdaq, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. AudioFAX may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from AudioFAX and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). AudioFAX may transfer their Shares under certain circumstances to other persons who may, in turn, resell Shares in the manner described above. In addition, AudioFAX may pledge or make gifts of their Shares and such Shares may also be sold by the pledgees or transferees.

     At the time a particular offer of Shares is made, to the extent required, a Prospectus Supplement will be distributed which will set forth the number of Shares being offered and the terms of the offering including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the Shares purchased from AudioFAX, any discounts, commissions and other items constituting compensation from AudioFAX and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

     In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by us and AudioFAX.

     From and after September 21, 1999 AudioFAX may also transfer their Shares pursuant to Rule 144, whether or not the Registration Statement, of which this Prospectus forms a part, is effective at the time of any such transfer.

     AudioFAX and any broker-dealers, agents or underwriters that participate with AudioFAX in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Selling Stockholder Shares purchased by them may be deemed to be underwriting
commissions or discounts under the Securities Act.   We have agreed to indemnify
AudioFAX and their affiliates against certain liabilities, including liabilities under the Securities Act. AudioFAX have agreed to indemnify us and our affiliates against certain liabilities, including liabilities under the Securities Act.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to our Common Stock for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of our Common Stock by AudioFAX.

     We are paying the costs of preparing and filing the Registration Statement of which this Prospectus is a part.

                                    LEGAL MATTERS

     The validity of the Shares offered hereby will be passed upon for us by Brobeck, Phleger & Harrison LLP, New York, New York.

                                       EXPERTS

     The balance sheets as of December 31, 1997 and 1996 and the statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997, incorporated by reference in this Prospectus, have been incorporated herein, in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                   375,000 SHARES




                                FAXSAV INCORPORATED




                                    COMMON STOCK




                                     PROSPECTUS




                                 November 16, 1998

                                      PART II

                       INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth an estimate of the expenses to be incurred by FaxSav Incorporated in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by FaxSav
Incorporated:


                                                                      Amount to
                                                                       Be Paid
                                                                     -----------
SEC Registration Fee . . . . . . . . . . . . . . . . . . . . . . . .   $   352
Legal Fees and Expenses. . . . . . . . . . . . . . . . . . . . . . .    10,000
Accounting Fees and Expenses . . . . . . . . . . . . . . . . . . . .     5,000
Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . . . .     4,648
                                                                       -------
Total. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $20,000
                                                                       =======


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). Article IX of the Registrant's Sixth Amended and Restated Certificate of Incorporation provides for indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

     FaxSav Incorporated has purchased liability insurance on behalf of its directors and officers for liabilities arising out of their capacities as such.

ITEM 16.  EXHIBITS

     The following is a list of Exhibits filed as part of the Registration
Statement:

3.1 Registrant's Sixth Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.3 to the Registrant's Registration Statement on Form S-1, Registration No. 333-09613 ("Registrant's Registration Statement")).

3.2 By-laws of the Registrant (incorporated by reference to Exhibits 3.4 and 3.5 to the Registrant's Registration Statement).

4.1 Specimen certificate for shares of the Registrant's Common Stock (incorporated herein by reference to Exhibit 4.1 to the Registrant's Registration Statement).

4.2 Provisions of the Articles of Incorporation and By-laws of the Registrant defining rights of holders of Common Stock of the Registrant (incorporated herein by reference to Exhibits 3.1, 3.2, 3.3, 3.4 and 3.5 to the Registrant's Registration Statement).

5.1     Opinion of Brobeck, Phleger & Harrison LLP.*

10.1 Rights Agreement, dated September 17, 1998, between the Registrant and AudioFAX IP LLC.*

23.1 Consent of Brobeck, Phleger & Harrison LLP (included in the opinion filed as Exhibit 5.1).

23.2    Consent of PricewaterhouseCoopers LLP, independent accountants.*

24.1    Power of Attorney (included with signature page).


------------------------------
*       Filed herewith.

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made of the securities offered hereby, a post-effective amendment to this Registration Statement;

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                     SIGNATURES

     KNOW ALL MEN BY THESE PRESENTS, that each person or entity whose signature appears below constitutes and appoints Thomas F. Murawski and Peter S. Macaluso, and each of them, its true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for it and in its name, place and stead, in any and all capacities, to sign any and all amendments, including any post-effective amendments, to this Registration Statement on Form S-3, or any registration statement relating to the offering to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Edison, State of New Jersey, on November 16, 1998.

                            FAXSAV INCORPORATED

                            By: /s/ Thomas F. Murawski
                                ------------------------------------------------
                                Thomas F. Murawski, Chairman of the Board of
                                Directors, President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on November 16, 1998.


          Signature                               Title
    /s/ Thomas F. Murawski
------------------------------
      Thomas F. Murawski           Chairman of the Board of Directors, President
                                   and Chief Executive Officer (principal
                                   executive officer)

    /s/ Peter S. Macaluso
------------------------------
      Peter S. Macaluso            Vice President and Chief Financial Officer
                                   (principal financial and accounting officer)

    /s/ Jeffrey M. Drazan
------------------------------
      Jeffrey M. Drazan            Director

     /s/ Peter A. Howley
------------------------------
       Peter A. Howley             Director


     /s/ Robert Labant
------------------------------
       Robert Labant               Director

                                 EXHIBIT INDEX

EXHIBIT
  NO.                             DESCRIPTION                               PAGE
-------                           -----------                               ----

  3.1 Registrant's Sixth Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.3 to the Registrant's Registration Statement on Form S-1, Registration No. 333- 09613 ("Registrant's Registration Statement" .

  3.2 By-Laws of the Registrant (incorporated by reference to Exhibit 3.4 and 3.5 to the Registrant's Registration Statement . .

  4.1 Specimen certificate for shares of the Registrant's Common Stock (incorporated herein by reference to Exhibit 4.1 to the Registrant's Registration Statement .

  4.2 Provisions of the Articles of Incorporation and By-laws of the Registrant defining rights of holders of Common Stock of the Registrant (incorporated herein by reference to Exhibits 3.1., 3.2, 3.3, 3.4 and 3.5 to the Registrant's Registration Statement. . .

  5.1     Opinion of Brobeck, Phleger & Harrison LLP .*

 10.1 Rights Agreement, dated September 17, 1998, between the Registrant and AudioFAX IP LLC . .*

 23.1 Consent of Brobeck, Phleger & Harrison LLP (included in the opinion filed as Exhibit 5.1 .

 23.2     Consent of PricewaterhouseCoopers LLP, independent accountants . *

 24.1     Power of Attorney (included with signature page. .

--------------------
*  Filed herewith.